                         EXECUTIVE EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") dated as of September 18, 2002 (the "Effective Date") between Tyco International Ltd., a Bermuda corporation (the "Company"), and David J. FitzPatrick (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to employ the Executive as Executive Vice President and Chief Financial Officer of the Company;

         WHEREAS, the Company and the Executive desire to enter into the Agreement as to the terms of his employment by the Company;

         NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.       POSITION/DUTIES.

                  (a) During the Employment Term (as defined in Section 2 below), the Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Chairman, President and Chief Executive Officer of the Company (the "CEO") shall designate that are consistent with the Executive's position as Executive Vice President and Chief Financial Officer of the Company. The Executive shall report to the CEO.

                  (b) During the Employment Term, the Executive shall devote substantially all of his business time (excluding periods of vacation and other approved leaves of absence) to the performance of his duties with the Company, provided the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the CEO, serving on the board of directors or advisory boards of other companies; and (ii) managing his and his family's personal investments so long as such activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the CEO, conflict with the Executive's fiduciary duty to the Company or create any appearance thereof, the Executive shall promptly resign from such other board of directors or advisory board after written notice of the conflict is received from the CEO. Service on the boards of directors or advisory boards disclosed by the Executive to the Company on which he is serving as of the Effective Date are hereby approved.

                  (c) The Executive further agrees to serve without additional compensation as an officer and/or director of any of the Company's subsidiaries and agrees that any amounts received from such corporation may be offset against the amounts due hereunder. In addition, it



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is agreed that the Company may assign the Executive to one of its subsidiaries for payroll purposes.

         2. EMPLOYMENT TERM. The Executive's term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the "Employment Term") shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 7 hereof, ending on the second anniversary of the Effective Date (the "Original Employment Term"), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 7 hereof, for successive additional one (1) year periods (the "Additional Terms"), unless, at least 30 days prior to the end of the Original Employment Term or the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

         3. BASE SALARY. The Company agrees to pay the Executive a base salary (the "Base Salary") at an annual rate of not less than US $750,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive's Base Salary shall be subject to annual review by the CEO and may be increased, but not decreased, from time to time by the Company. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise. The base salary as determined herein from time to time shall constitute "Base Salary" for purposes of this Agreement.

         4. BONUSES.

            (a) SIGN-ON BONUS. Within three days after the Effective Date, the Company shall pay the Executive a one-time lump sum cash payment in the amount of US $500,000 (the "Sign-On Bonus").

            (b) ANNUAL BONUS. During the Employment Term, the Executive shall be eligible to participate in the Company's bonus and other incentive compensation plans and programs for the Company's senior executives at a level commensurate with his position. The Executive shall have the opportunity to earn an annual target bonus measured against objective financial criteria to be determined by the Board (or a committee thereof) of at least 100% of Base Salary.

            (c) FISCAL YEAR 2003 BONUS. The Executive shall be entitled to receive a minimum cash bonus, pursuant to Section 4(b) above, on account of, and subject to, his continued employment with the Company through the end of the fiscal year ending September 30, 2003, equal to at least 100% of Base Salary, payable in accordance with the Company's policy for annual bonuses (the "Guaranteed 2003 Bonus").

         5. EQUITY AWARDS.

            (a) SIGN-ON OPTION GRANT. The Board or the committee of the Board (the "Committee") appointed to administer the Company's Long Term Incentive Plan, as amended May 12, 1999 and as may be amended from time to time (the "Long Term Incentive Plan") shall award the Executive as of the Effective Date, an option under the Long Term

Incentive Plan (the "Sign-On Option") to purchase 1,150,000 shares of the Company's common stock (the "Common Stock"). The exercise price shall be equal to $16.24 per share. Subject to accelerated vesting as set forth in this Agreement, the Sign-On Option shall vest and become exercisable in three (3) equal amounts on the first, second and third anniversaries of the Effective Date, provided that the Executive is employed on each vesting date. The Sign-On Option shall be for a term of 10 years, subject to earlier termination as provided in the Long Term Incentive Plan and herein.

            (b) SIGN-ON DEFERRED STOCK UNITS.

               (i) The Board or the Committee shall award the Executive as of the Effective Date 90,000 deferred stock units (the "Sign-On DSUs") pursuant to Section 6(e) of the Long Term Incentive Plan. Subject to accelerated vesting as set forth in this Agreement, the Sign-On DSUs shall vest in three (3) equal amounts on the first, second and third anniversaries of the Effective Date, provided that the Executive is employed on each vesting date.

               (ii) The Sign-On DSUs and the 2002/2003 DSUs (as defined in
      Section 5(d) below, collectively, the "DSUs") may not be sold, assigned, exchanged, pledged or otherwise transferred. Except as otherwise provided in this Agreement, the Long Term Incentive Plan, or the award agreement, in the event of a termination of employment prior to the vesting of the DSUs, the Executive shall, for no consideration, forfeit to the Company all unvested DSUs.

               (iii) If on any date the Company shall pay any dividend on the Common Stock (other than a dividend payable in Common Stock), the number of DSUs credited to the Executive shall as of such date be increased by an amount equal to: (x) the product of the number of DSUs credited to the Executive as of the record date for such dividend multiplied by the per share amount of any dividend (or, in the case of any dividend payable in property other than cash, the per share value of such dividend, as determined in good faith by the Board), divided by (y) the fair market value of a share of Common Stock on the payment date of such dividend as determined under the Long Term Incentive Plan.

               In the case of any dividend declared on Common Stock which is payable in Common Stock, the number of DSUs credited to the Executive shall be increased by a number equal to the product of (x) the aggregate number of DSUs that have been credited to the Executive through the related dividend record date multiplied by (y) the number of shares Common Stock (including any fraction thereof) payable as a dividend on a share of Common Stock. The number and terms of the DSUs shall be adjusted in accordance with the provisions of the Long Term Incentive Plan.

               (iv) At the earlier of (x) 30 days after any termination of employment or (y) a Change in Control, the Company shall pay to the Executive a number of shares of Common Stock equal to the aggregate number of vested DSUs credited to the Executive as of such date; provided, however, that in the event that the Company is involved in a transaction in which the shares of Common Stock will be exchanged for cash, the


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

      Company shall pay to the Executive immediately prior to the consummation of such transaction a number of shares of Common Stock equal to the aggregate number of DSUs credited to the Executive (whether vested or unvested) as of such date. Any fractional shares shall be paid in cash.

            (c) 2002/2003 OPTION GRANT. The Board or the Committee shall award the Executive as of the Effective Date, an option under the Long Term Incentive Plan to purchase 500,000 shares of Common Stock (the "2002/2003 Option"). The exercise price shall be equal to $16.24 per share. Subject to accelerated vesting as set forth in this Agreement, the 2002/2003 Option shall vest and become exercisable in three (3) equal amounts on the first, second and third anniversaries of the Effective Date, provided that the Executive is employed on each vesting date. The 2002/2003 Option shall be for a term of 10 years, subject to earlier termination as provided in the Long Term Incentive Plan and herein.

            (d) 2002/2003 DEFERRED STOCK UNITS. The Board or the Committee shall award the Executive as of the Effective Date 110,000 deferred stock units (the "2002/2003 DSUs") pursuant to Section 6(e) of the Long Term Incentive Plan. Subject to accelerated vesting as set forth in this Agreement, the 2002/2003 DSUs shall vest in three (3) equal amounts on the first, second and third anniversaries of the Effective Date, provided that the Executive is employed on each vesting date.

            (e) FORM OF AWARDS. The Sign-On Option, Sign-On DSUs, 2002/2003 Option and 2002/2003 DSUs shall be granted pursuant to and, to the extent not contrary to the terms of this Agreement, shall be subject to all of the terms and conditions imposed upon such awards granted under the Long Term Incentive Plan. For the avoidance of doubt, the award agreements for the Sign-On Option, Sign-On DSUs, 2002/2003 Option and 2002/2003 DSUs shall provide for full vesting of such awards and one year continued exercisability for such options in the event of the Executive's termination of employment because of death or Disability.

            (f) DISCRETIONARY GRANTS. In addition to the equity awards contemplated under this Section 5, at the sole discretion of the Board or the Committee, the Executive shall be eligible for additional annual grants of stock options and other equity awards.

            (g) ACCELERATION EVENTS. If the Executive's employment by the Company is terminated by the Company other than for Cause or Disability or by the Executive for Good Reason, all then outstanding unvested equity awards granted pursuant to Sections 5(a), 5(b), 5(c) and 5(d) above shall be fully vested and any Company stock option then held by the Executive shall remain exercisable for three years following his termination of employment, subject to earlier termination in accordance with the terms of the Long Term Incentive Plan (other than those related to termination of employment).

         6. EMPLOYEE BENEFITS.

            (a) BENEFIT PLANS. The Executive shall be entitled to participate in all employee benefit plans and programs of the Company including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, group life insurance, education, or other




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

retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with his positions subject to satisfying the applicable eligibility requirements. Such benefits, in the aggregate, shall be no less favorable than the level of benefits in effect on the Effective Date; provided, however, that in the event there is a reduction of employee benefits applicable to senior executives generally, nothing herein shall preclude the Company's ability to reduce the Executive's benefits consistent with such reduction. Without limiting the generality of the foregoing, during the Employment Term, the Company will pay premiums on a universal life insurance policy for the Executive in the face amount of US $3,515,000.

            (b) SUPPLEMENTAL RETIREMENT BENEFIT.

               (i) Subject to the provisions of this Section 6(b), the Executive shall be entitled to receive an annual supplemental retirement benefit payable at the later of age 62 and termination of employment in the form of a joint and 50% spousal survivor's annuity (based on the Executive's current spouse's then actual or would have been age) equal to the product of (x) the sum of (I) 2% multiplied by the number (expressed in whole numbers and fractions) of completed and partial years of service after the Effective Date plus (II) 10%, times (y) the Executive's Final Average Earnings (as defined below), which product shall be reduced by (A) benefits from any defined benefit pension plans (whether or not tax-qualified) maintained (or formerly maintained) by the Company or its affiliates (converted into a joint and 50% spousal survivor's annuity (based on the Executive's current spouse's then actual or would have been age) commencing on the date of commencement of benefits hereunder, if necessary), (B) benefits from any defined benefit pension plans (whether or not tax-qualified) maintained (or formerly maintained) by the Executive's immediately preceding employer, with such offset starting at 6/20 and growing 1/20th per completed year of service since the Effective Date until it becomes a full offset on the fourteenth anniversary of the Effective Date (converted into a joint and 50% spousal survivor's annuity (based on the Executive's current spouse's then actual or would have been age) commencing on the date of commencement of benefits hereunder, if necessary) and (C) benefits attributable to employer contributions, including, without limitation, matching contributions but not salary reduction contributions, to any defined contribution plans maintained by the Company or its affiliates (whether or not tax-qualified) based on (1) actual account balances under such defined contribution plans if paid on or after commencement of the supplemental retirement benefit hereunder, or
      (2) theoretical annual earnings after September 18, 2002 equal in each year to the prime rate (as reported in The Wall Street Journal) on the first business day of each year and on September 18, 2002 for 2002, if paid or commenced to be paid prior to the commencement of such supplemental retirement benefit. For purposes of determining the offset in the immediately preceding sentence, the benefits described in (A), (B) and
      (C) above shall be converted into the form of a joint and 50% survivor annuity payable at the later of age 62 and termination of employment. The Executive shall be fully vested in his benefits at all times.

               (ii) The Executive shall receive an immediate distribution of such benefit upon the occurrence of a Change in Control. Such distribution shall be actuarially adjusted using the then current PBGC interest rate and mortality table for immediate annuities. Upon such distribution, the Executive shall accrue no further benefits under this Section 6(b).

               (iii) In the event of the Executive's termination prior to age 62, the benefit payable pursuant to this subsection may, at the Executive's election, commence early, except that the benefit shall be reduced by .25% per month for each month or partial month the commencement date is prior to age 62. The benefit will be paid to the Executive for his lifetime and, upon his death, fifty percent (50%) of his benefit will be paid to his surviving spouse, if any, for her lifetime, except as otherwise provided herein. The Executive may elect in writing to receive a distribution of any portion or all of his benefit payable pursuant to subsection (b)(i) in any form permitted under the applicable Company's supplemental retirement plan or, if the Executive elects in the calendar year prior to his termination of employment (and at least 6 months prior to such termination), in a lump sum (determined on the basis of the then prevailing PBGC interest and mortality table rate for immediate annuities).

               (iv) In the event of the Executive's death while an employee of the Company prior to the date of commencement of benefits, a benefit shall be paid to the Executive's surviving spouse, if any, when the Executive would have commenced benefits hereunder for her lifetime equal to the benefit which would have been payable to the spouse assuming the Executive had terminated the day preceding the date of death, commenced receiving benefits in the form of a joint and 50% spousal survivor's annuity and then died.

               (v) The calculation of the adjustments for the offset or alternative forms of benefits payable pursuant to this Section 6(b) (except as provided in subsections (ii) and (iii) above) shall be based upon (x) the actuarial assumptions used in the Company's defined benefit plans covering the Executive, (y) if none then exists, those in the last such plan of the Company or its affiliates (if any) which covered the Executive or (z) if no such plan ever existed, those selected by the independent actuary described in the next sentence. If such a plan exists, the calculation shall be made by the actuary for such plan or, if there is no current plan or actuary, by an independent actuary selected by the Company and reasonably acceptable to the Executive. The calculation of the actuary shall be final and binding on all persons provided it was made in good faith. The benefits payable pursuant to this Section 6(b) shall be unfunded and the Executive will not be considered to have received a taxable economic benefit prior to the time at which benefits are actually payable hereunder. Accordingly, the Company or its affiliates shall not be required to segregate any of its assets for the benefit of the Executive and the Executive shall have only a contractual right against the Company for the benefits payable hereunder. The benefits payable pursuant to this
      Section 6(b) shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized and shall be null and void.

               (vi) "Final Average Earnings" shall mean the Executive's highest average of the sum of the Executive's monthly base salary and actual annual bonus (spread equally over the bonus period for which it is paid) during any consecutive 36 month period (or lesser period of actual employment) during the period of 60 complete months (or lesser period of actual employment) immediately preceding the Executive's termination of employment, but in no event less than the sum of the Executive's initial Base Salary and initial target bonus.

            (c) VACATIONS. The Executive shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to senior executives, but in no event less than four weeks per year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.

            (d) PERQUISITES AND FRINGE BENEFITS. The Company shall provide to the Executive, at the Company's cost, all perquisites and fringe benefits which other senior executives of the Company who report directly to the CEO are generally entitled to receive, including without limitation, an automobile in accordance with the Company's automobile policy applicable to senior executives. To the extent that the Executive's permanent residence is outside of New York and to the extent that the Executive becomes subject to New York City or New York State taxes because of temporary assignment or other performance of his duties, the Company shall gross-up the Executive for tax purposes so that he is in the same position as if he were not subject to such taxes.

            (e) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company's expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder.

            (f) TRAVEL. The Company shall provide the Executive and his family with personal safety and security protection as appropriate and reasonable under the circumstances. The parties recognize that such security protection may include use by the Executive and his family of private transportation methods, including private air travel, for both business and personal purposes. Without limiting the foregoing, the Executive shall have access to first class commercial air travel or use of private aircraft for business travel.

            (g) RELOCATION. The Executive will relocate to the vicinity of the Company's principal U.S. headquarters within a time frame mutually agreed upon between the Executive and the CEO (the "Relocation Period"). The Executive shall be entitled to relocation benefits in accordance with the Company's relocation policy and such additions thereto as mutually agreed to by the Executive and the CEO, including purchase of his current residence at the appraised value by a relocation company in accordance with its standard procedures (with a minimum purchase price of $1,500,000 as substantiated by three (3) independent appraisals) and a relocation allowance in an amount equal to one month's Base Salary. In addition, the Company shall reimburse the Executive for the reasonable cost of travel between the Executive's current residence and the Company's principal U.S. headquarters and, prior to the Executive's relocation, the Company shall provide suitable temporary housing for the Executive's use when he is at the Company's principal U.S. headquarters plus living expenses, as mutually agreed to by the Executive and the Board (or a committee thereof). The Company shall gross up for tax purposes any deemed income arising pursuant to the payment or benefits provided under this Section 6(g) (other than any profit resulting from any sale of the Executive's residence), so that



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the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive. All amounts payable under this Section 6(g) shall be subject to the Executive's presentment to the Company of appropriate documentation.

            (h) FINANCIAL COUNSELING AND TAX PREPARATION. The Company shall reimburse executive for personal financial counseling and tax preparation fees and expenses with a provider selected by the Executive, up to a maximum of US$ 20,000 per year.

         7. TERMINATION. The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

            (a) DISABILITY. Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled. For purposes of this Agreement, "Disability" shall be defined as the inability of the Executive to have performed his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period. The existence or nonexistence of a Disability shall be determined by an independent physician selected by the Company and reasonably acceptable to Executive.

            (b) DEATH. Automatically on the date of death of the Executive.

            (c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. "Cause" shall mean:

               (i) The Executive shall have been indicted for a felony other than one based on Limited Vicarious Liability, or

               (ii) The termination is evidenced by a resolution adopted in good faith by at least two-thirds of the members of the Board concluding that
      Executive:

                  (A) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness or from the assignment to Executive of duties that would constitute Good Reason), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized member of the Board, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform, or

                  (B) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of Executive's employment shall be for Cause as set forth in this subsection (B) until (1) there shall have been delivered to Executive a copy of a written notice, signed by a duly authorized member of the Board, stating that Executive was guilty of the conduct set forth in this subsection (B) and specifying the particulars thereof in detail, and (2) Executive shall have been provided an opportunity to be




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          heard in person by the Board (with the assistance of Executive's counsel if Executive so desires).

               (iii) Notwithstanding anything in the foregoing to the contrary, if the Executive has been terminated ostensibly for Cause because he has been indicted for a felony (other than one involving Limited Vicarious Liability), and he is not convicted of, or does not plead guilty or nolo contendere to, such felony or a lesser offense (based on the same operative facts), such termination shall be deemed to be a termination without Cause as of the date of the termination; provided, however, that, in the event that the Executive has been terminated ostensibly for Cause because he has been indicted for a felony (other than one involving Limited Vicarious Liability) (A) the Executive's ability to exercise outstanding stock options shall be suspended and stock options will only be forfeited in the event that the Executive is convicted of or pleads guilty or nolo contendere to a felony or a lesser offense and any vesting shall be suspended until a final determination in such proceeding is reached; (B) unvested deferred stock units shall only be forfeited in the event that the Executive is convicted of or pleads guilty or nolo contendere to a felony or a lesser offense and any vesting or distribution shall be suspended until a final determination in such proceeding is reached; (C) any cash payments shall be paid after a final determination in such proceeding is reached; and (D) the Company will pay the Executive an amount equal to the value of health and welfare benefits that would otherwise been provided to the Executive as a result of the termination, if any, after a final determination in such proceeding is reached. The Company shall gross up for tax purposes the amount paid pursuant to subsection (D) hereof, so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive.

               (iv) For purposes of the foregoing, the term "Limited Vicarious Liability" shall mean any liability which is based on acts of the Company for which Executive is responsible solely as a result of his office(s) with the Company; provided that (A) he was not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (B) after consulting with the Company's outside counsel, he reasonably believed that no law was being violated by such acts.

            (d) WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability.

            (e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason, unless such events are corrected in all material respects by the Company within 30 days following written notification by the Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below. "Good Reason" shall mean, without the express written consent of the Executive, the occurrence of any of the following events:

               (i) assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which, in the reasonable judgment of the Executive, would cause him to violate his ethical or professional obligations (after written notice of such judgment has been provided by the Executive to the Board's audit committee and the Company has been given a 15 day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities;

               (ii) any failure by the Company to comply with any of the material provisions regarding Executive's Base Salary, bonus, annual equity incentive, benefits and perquisites, retirement benefit, relocation, and other benefits and amounts payable to Executive under this Agreement;

               (iii) the Executive being required to relocate to a principal place of employment more than 60 miles from his principal place of employment with the Company once it is established;

               (iv) the delivery by the Company of a notice of non-renewal pursuant to Section 2 hereof;

               (v) any breach of the Company's representations set forth in
      Section 23 hereof which has a material adverse impact on the Company; or

               (vi) any termination by the Executive during the 30-day period immediately following the fifteen-month anniversary of the date of any Change in Control.

            (f) WITHOUT GOOD REASON. Upon 30 days' prior written notice by the Executive to the Company of the Executive's voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

         8. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates. Subject to Section 9, the following amounts and benefits shall be due to the Executive.

            (a) DISABILITY. Upon such termination, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, "Accrued Amounts").

            (b) DEATH. In the event the Employment Term ends on account of the Executive's death, the Executive's estate shall be entitled to any Accrued Amounts.

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

            (c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive's employment is terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts.

            (d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive's employment by the Company is terminated by the Company other than for Cause (other than a termination for Disability) or by the Executive for Good Reason, in addition to the acceleration provisions of Section 5(g), the Company shall pay or provide the Executive with (i) Accrued Amounts; (ii) a pro-rata portion of the Executive's bonus for the performance year in which the Executive's termination occurs at the time that annual bonuses are paid to other senior executives (determined by multiplying the amount the Executive would have received had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365); (iii) a lump sum in cash in an amount equal to the product of (A) the sum of (1) the then Base Salary and (2) the then target annual bonus or, if higher, the most recent annual bonus payment multiplied by
(B) two; (iv) two additional years of service for purposes of calculating his Supplemental Retirement Benefit under Section 6(b) above, and (v) subject to the Executive's continued copayment of premiums, continued participation for three years in all health and welfare plans which cover the Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of the Executive's continued employment) in effect on the date of termination. In the event the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular health or welfare plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this subsection shall immediately cease. To the extent such coverage cannot be provided under the Company's health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons (e.g., disability benefits) or because of the tax impact on the Executive, the Company shall pay the Executive an amount equal to the amount the Executive has to pay for comparable benefits (but in no event greater than two times the amount the Company would have paid for such benefits on behalf of the Executive if the benefits were provided to him as an employee) and gross-up for tax purposes any deemed income arising pursuant to the payments or benefits provided under this sentence, so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive. The continuation of health benefits under this subsection shall reduce and count against the Executive's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

            (e) TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL. If the Executive's employment is terminated in connection with or following the occurrence of a Change in Control (as defined in Exhibit A hereto), in addition to the acceleration provisions of Section 6(b)(iv), (i) the Company shall pay or provide the Executive with (A) Accrued Amounts and (B) a cash lump sum payment in an amount equal to the product of (1) the sum of (a) the then Base Salary and
(b) the then target annual bonus or, if higher, the most recent annual bonus payment multiplied by (2) three, (ii) the Executive shall be credited with three additional years of service for purposes of calculating his Supplemental Retirement Benefit under Section 6(b) above, and (iii) all of the Executive's then outstanding equity awards shall be fully vested and any stock option then held by the Executive shall remain exercisable for the remainder of its stated term.

         9. RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Amounts shall only be payable if the Executive delivers to the Company a general release of all claims of the Executive occurring up to the release date in the form of Exhibit B hereto (with such changes therein as may be necessary to make it valid and encompassing under applicable law) within 21 days of presentation thereof by the Company to the Executive.

         10. EXCISE TAX. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit C shall apply.

         11. (a) CONFIDENTIALITY. The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive's assigned duties and for the benefit of the Company, either during the period of the Executive's employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive's employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

            (b) NONSOLICITATION. During the Executive's employment with the Company and for the one year period thereafter, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

            (c) NONCOMPETITION. The Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Executive's employment hereunder and for the one year period thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Executive has been involved to any extent (other than de minimus) at any time during the 12-month period ending with the date of termination, in any locale of any country in which the Company conducts business. This Section 11(c) shall not prevent the Executive from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Executive from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Code.

            (d) NONDISPARAGEMENT. Each of the Executive and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 11(d).

            (e) EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

            (f) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

            (g) SURVIVAL OF PROVISIONS. The obligations contained in this
Section 11 shall survive the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

         12. ATTORNEY'S FEES.

            (a) In the event of any dispute arising out of or under this Agreement or the Executive's employment with the Company, if the arbitrator or court of competent jurisdiction, whichever is hearing the matter, determines that the Executive has prevailed on the issues in the arbitration or court proceeding, as the case may be, the Company shall, upon presentment of appropriate documentation, at the Executive's election, pay or reimburse the Executive for all reasonable legal and other professional fees, costs of arbitration and other reasonable expenses incurred in connection therewith by the Executive.

                  (b) The Company shall promptly pay the Executive's reasonable costs of entering into this Agreement, including the reasonable fees and expenses of his counsel and other professionals, up to a maximum of US $100,000 (based on such counsel's and professionals' standard hourly rates). The Company shall gross up for tax purposes any deemed income to the Executive arising pursuant to the payments provided under this Section 12(b), so that the economic benefit is the same to the Executive as if such payments were provided on a non-taxable basis to the Executive.

         13. NO ASSIGNMENTS.

                  (a) This Agreement is personal to each of the parties hereto. Except as provided in Section 13(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

                  (b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         14. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand,
(ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  At the address (or to the facsimile number) shown on the records of the Company

                  If to the Company:
                  Tyco International Ltd.
                  The Zurich Centre
                  Second Floor
                  90 Pitts Bay Road
                  Pembroke, HMO8, Bermuda
                  Attention: Corporate Secretary

                  with a copy to:

                  Tyco International Ltd.
                  One Town Center Road
                  P.O. Box 5035
                  Boca Raton, Florida 33486
                  Attention: Chief Executive Officer
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

         16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

         18. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 11(e) hereof or damages for breach of Section 11, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the J*A*M*S/ENDISPUTE Streamlined Arbitration Rules and Procedures or J*A*M*S/ENDISPUTE Comprehensive Arbitration Rules and Procedures, as applicable, but expressly excluding Rule 28 of the J*A*M*S/ENDISPUTE Streamlined Rules (Final Offer (or Baseball) Arbitration Option) and Rule 33 of the J*A*M*S/ENDISPUTE Comprehensive Rules (Final Offer (or Baseball) Arbitration Option), as the case may be (or any successor provisions). The arbitrator will be a former or retired judge selected from a list of those affiliated with J*A*M*S/ENDISPUTE. The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Subject to Section 12, each party shall bear its own legal fees and costs and equally divide the forum fees and cost of the arbitrator.

         19. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the by-laws of the company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations with the Company. The Company shall cause the entities listed on Exhibit D hereto to execute indemnity commitments in the form of Exhibit E hereto.

         20. LIABILITY INSURANCE. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

         21. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

         22. FULL SETTLEMENT. Except as set forth in this Agreement, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive; provided, however, that notwithstanding the foregoing, the Company shall have the right to offset any payment provided for in this Agreement or any accrued obligation or other payments (if any) by any outstanding portion of the Sign-On Bonus which is required to be returned to the Company pursuant to Section 4(a) that has not otherwise been timely returned. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer.

         23. REPRESENTATIONS.

            (a) The Company represents and warrants that, as of the Effective Date, all financial statements for each quarter and fiscal year since October 1, 1999 fairly present in all material respects results of operations, financial position and cash flows of the Company in conformity with Generally Accepted Accounting Principles as of the applicable reporting dates except as reported in the notes to those financial statements.

            (b) The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

         24. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    TYCO INTERNATIONAL LTD.


                                    By: /s/ EDWARD D. BREEN
                                       --------------------------------------
                                    Name: Edward D. Breen
                                    Its:  Chairman and Chief Executive Officer


                                    DAVID J. FITZPATRICK

                                    /s/ DAVID J. FITZPATRICK

                                    EXHIBIT A

                         DEFINITION OF CHANGE IN CONTROL

         "Change in Control" shall mean the first to occur of any of the following events:

                  (a) any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

                  (b) persons who, as of the Effective Date constitute the Board (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least 50% of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

                  (c) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

                  (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

                                    EXHIBIT B

                                 FORM OF RELEASE

                          AGREEMENT AND GENERAL RELEASE

         Tyco International Ltd., its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as "Employer") and David J. FitzPatrick, his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as "Employee") agree:

         1. LAST DAY OF EMPLOYMENT. Employee's last day of employment with Employer is DATE. In addition, effective as of DATE, Employee resigns from his position as Executive Vice President and Chief Financial Officer of Tyco International Ltd. and will not be eligible for any benefits or compensation after DATE, other than as specifically provided in Sections 5 and 8 of the employment agreement between Tyco International Ltd. and Employee dated as of September 18, 2002 (the "Employment Agreement"), subject to the Employee's executing, delivering and not revoking Appendix 1 hereto. Employee further acknowledges and agrees that, after DATE, he will not represent himself as being a director, employee, officer, trustee, agent or representative of the Employer for any purpose and will not make any public statements relating to the Employer, other than general statements relating to his position, title or experience with the Employer, subject to the confidentiality provision under
Section 11(a) of the Employment Agreement and in no event will the Employee make any statements as an agent or representative of the Employer. In addition, effective as of DATE, Employee resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Employer or any benefit plans of the Employer. These resignations will become irrevocable as set forth in Section 3 below.

         2. CONSIDERATION. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 9 of the Employment Agreement.

         3. REVOCATION. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Tyco and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to SENIOR VICE PRESIDENT OF HUMAN RESOURCES' NAME, or her designee, or mailed to Tyco, One Tyco Park, Exeter, New Hampshire, 03833 and postmarked within seven
(7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

         4. GENERAL RELEASE OF CLAIM. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer,

Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

        -       The National Labor Relations Act, as amended;

        -       Title VII of the Civil Rights Act of 1964, as amended;

        -       The Civil Rights Act of 1991;

        - Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

        -       The Employee Retirement Income Security Act of 1974, as amended;

        -       The Immigration Reform and Control Act, as amended;

        -       The Americans with Disabilities Act of 1990, as amended;

        -       The Age Discrimination in Employment Act of 1967, as amended;

        -       The Older Workers Benefit Protection Act of 1990;

        - The Worker Adjustment and Retraining Notification Act, as amended;

        -       The Occupational Safety and Health Act, as amended;

        -       The Family and Medical Leave Act of 1993;

        -       The STATE Civil Rights Act, as amended;

        -       The STATE Minimum Wage Law, as amended;

        -       Equal Pay Law for STATE, as amended;

        - Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

        -       Any public policy, contract, tort, or common law; or

        - Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

         Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) the Employee's rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to DATE with regard to his service as an officer of the Employer (including, without limitation, under Sections 19 and 20 of the Employment Agreement); (ii) the Employee's rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Employer or under COBRA; (iii) the Employee's rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) the Employee's rights as a stockholder.

         5. NO CLAIMS PERMITTED. Employee waives his right to file any charge or complaint against Employer arising out of his employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

         6. AFFIRMATIONS. Employee affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in Sections 5 and 8 of the Employment Agreement. Employee also affirms he has no known workplace injuries.

         7. CONFIDENTIALITY; COOPERATION; RETURN OF PROPERTY. Employee agrees not to disclose any information regarding the circumstances surrounding the cessation of his employment, or the existence, terms, or conditions of this Agreement and General Release, to any person or entity whatsoever, including without limitation, any members of the media (including, but not limited to, print journalists, newspapers, radio, television, cable, satellite programs, or Internet media) or any Internet web page or "chat room," or any other entity or person, with the exception of Employee's spouse, accountant, tax advisor, and/or attorneys. Notwithstanding the aforementioned provision, nothing herein shall preclude Employee from divulging any information to any agency of the federal, state, or local government pursuant to an official request by such government agency or pursuant to court order (provided that the Executive provides the Employer with prior notice of the contemplated disclosure and reasonably cooperates with the Employer at its expense in seeking a protective order or other appropriate protection of such information). Employee agrees to reasonably cooperate with the Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge. The Employer will reimburse the Employee for any reasonable pre-approved out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Employer. Employee represents that he has returned to the Employer all property belonging to the Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards.

         8. GOVERNING LAW AND INTERPRETATION. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

         9. NONADMISSION OF WRONGDOING. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

         10. AMENDMENT. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

         11. ENTIRE AGREEMENT. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 11 thereof, shall survive and continue in full force and effect. Employee acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release.

            EMPLOYEE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

            EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

            HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS IN SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

                  IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

                                              Tyco International Ltd.


                                              By:
-------------------------------------            ---------------------------
DAVID J. FITZPATRICK                               SENIOR VICE PRESIDENT OF
                                                   HUMAN RESOURCES' NAME

Date:                                         Date:
     --------------------------------              -------------------------

MR. DAVID J. FITZPATRICK





                                         Re: Agreement and General Release

Dear David:

         This letter confirms that on DATE, I personally sent to you the enclosed Agreement and General Release. You have until DATE to consider this Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. To this end, we advise you to consult with an attorney of your choosing prior to executing this Agreement and General Release.

                                    Regards,




                                    SENIOR VICE PRESIDENT
                                    OF HUMAN RESOURCES' NAME
                                    Tyco International Ltd.

                                   APPENDIX 1

SENIOR VICE PRESIDENT
OF HUMAN RESOURCES' NAME
Tyco International Ltd.





                                          Re: Agreement and General Release

Dear NAME,

        On ______________ [date] I executed an Agreement and General Release between Tyco International Ltd. and me. I was advised by Tyco International Ltd., in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

        More than seven (7) calendar days have expired since I executed the above-mentioned Agreement and General Release. I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of it. Therefore, in accordance with the terms of our Agreement and General Release, I request payment of the monies and benefits described in Sections 5 and 8 of the Employment Agreement.

                                    Regards,




                                    Signed: _____________________________

                                             DAVID J. FITZPATRICK


                                   Appendix-1

                                    EXHIBIT C

                               GROSS-UP PROVISIONS

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of paragraph (c), all determinations required to be made under this Exhibit C, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and the Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies. If the Company and the Executive cannot agree on the firm to serve as the Accounting Firm, then the Company and the Executive shall each select a nationally recognized accounting firm and those two firms shall jointly select a nationally recognized accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit C, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion, based upon "substantial authority" (within the meaning of Section 6230 of the Code), that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the

Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided the Executive shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. Notwithstanding anything contained in this subsection (c) to the contrary, if at the time that the Company would otherwise advance an amount to the Executive with direction to pay any such claim and sue for a refund, the Executive is an executive officer of the Company and such advancement would be prohibited under applicable law, then the Company shall contest the claim in lieu of directing the Executive to pay such claim and sue for a refund.

         (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to paragraph (f) hereof and subject to the Company's complying with the requirements of paragraph (c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (e) If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and the Executive were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, the Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of paragraph (c) hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by the Executive, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, the Executive shall (subject to paragraph (f) hereof) promptly pay the amount of such refund to the Company. If the amount of the income taxes otherwise payable by the Executive in respect of the year in which the Executive makes such payment to the Company is reduced as a result of such payment, the Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company (subject to paragraph (f) hereof). In the event there is a subsequent redetermination of the Executive's income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to the Executive the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting

Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him as a result of paying to the Company the amount of the initial tax benefit.

         (f) Each provision of this Exhibit C shall be interpreted in a manner consistent with the overall intent of this Exhibit C, which is to make the Executive whole, on an after-tax basis, from any imposition of (or claim to impose) the Excise Tax, it being acknowledged and understood that the reversal of any advance made by the Company pursuant to paragraph (c) hereof, or the correction of any other type of overpayment of a Gross-Up Payment to the Executive by the Company, may result in the Executive paying to the Company an amount which is less than the related advance or other overpayment by the Company. In particular and not by way of limitation, any other provision of this Exhibit C notwithstanding, the Executive shall not in any event be obligated, in connection with repaying any refund as described in paragraphs (d) and (e) hereof, to pay the Company an amount greater than the net after-tax portion of any advance or other type of Gross-Up Payment that he has retained or has recovered as a refund from the applicable taxing authorities; but the Executive shall not be relieved of his obligation hereunder to recover certain amounts as a refund or credit.

                                    EXHIBIT D

                                  INDEMNIFIERS

                          Tyco International (US) Inc.

                                    EXHIBIT E

                              INDEMNITY COMMITMENT

September 18, 2002

Mr. David J. Fitzpatrick
c/o Tyco International Ltd.
One Towne Center Road
Boca Raton, Florida 33486

Dear David:

Reference is made to Section 19 of the employment agreement (the "Agreement"), dated as of September 18, 2002, between you and Tyco International Ltd. The purpose of this letter is to confirm that Tyco International (US) Inc. will indemnify you and hold you harmless to the fullest extent permitted by law and under the by-laws of the company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the good faith performance of your duties and obligations under the Agreement.

                                          TYCO INTERNATIONAL (US) INC.


                                          By:
                                             ----------------------------
                                          Name:
                                               --------------------------
                                          Title:
                                                -------------------------

                                      E-1